EXHIBIT 99.1

10800 NE 8th Street Suite 600 Bellevue, WA 98006	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh 425/453-9400

ESTERLINE ADJUSTS 2Q EXPECTATIONS FOR RECENT
AIR TRAFFIC DECLINES AND ACQUISITION INTEGRATION
Also Takes Additional Action for Discontinued Operations Citing Prolonged Market Weakness

      BELLEVUE, Wash., May 5, 2003--Esterline Technologies (NYSE/ESL www.esterline.com) today announced that second quarter, ended May 2, earnings per share from continuing operations would likely be about $.25.

      Robert W. Cremin, Esterline's CEO, said, "...we've seen a marked reduction in our commercial aircraft spares business recently as world air traffic, particularly in Europe and Asia, has declined sharply due to the conflict in Iraq and the SARS scare." He said the company is evaluating the impact of these events on full-year performance and will provide more guidance following its regularly scheduled quarterly earnings announcement on May 29.

      Cremin said that the quarter was also affected by a three-week shutdown of one of its recently acquired facilities. "We were ahead of shipments and took the opportunity to address some capacity and safety issues as part of the integration process of our new countermeasure flares business," he said. "The unit is now back on line, performing at the high level our customers have come to expect from an Esterline operation."

      The company also said it will report a $5.8 million charge, net of a $3.5 million tax benefit, in its second fiscal quarter, for losses in its discontinued operations in excess of earlier estimates. Cremin said, "...the charge is precipitated by prolonged weakness in electronics, telecommunications and heavy equipment markets, which are leading to higher operating losses and longer-than-expected holding periods for the discontinued operations."

      As previously reported, Esterline adopted a formal plan on July 25, 2002, to sell its Automation segment, which serves printed circuit board manufacturers and makers of heavy equipment. As part of the decision, the Automation segment was accounted for as a

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Page 2 or 2 - Esterline Adjusts 2Q Expectations for Recent Air Traffic Declines and Aquisition Integration

"discontinued operation" as defined by GAAP (Generally Accepted Accounting Principles) in the company's fiscal third quarter of 2002 ended July 26. In fiscal 2002, the company recorded an after-tax loss from discontinued operations of $25 million for operating losses through July 25, 2002, losses expected at that time to be incurred until disposal, and for the estimated loss on disposal.

      Esterline, a leading specialty manufacturer for aerospace/defense markets, will release full second quarter results following market close on Thursday, May 29, 2003, with a conference call to follow at 2 p.m. PDT (5 p.m. EDT). Listeners may access the conference call live over the Internet at the following locations: www.esterline.com and www.ccbn.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or because of current uncertainties associated with telecommunications and computer markets and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 25, 2002.

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